UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CORNING NATURAL GAS CORPORATION
(Exact name of registrant as specified in its charter)

New York	16-0397420
(State of incorporation)	(I.R.S. Employer Identification No.)
330 West William Street, Corning, NY      14830
(Address of Principal Executive Offices)      (Zip Code)
2007 Stock Plan
(Full Title of the Plan)

Copy to:
Firouzeh Sarhangi	Christopher J. Hubbert, Esq.
Chief Financial Officer	Kohrman Jackson & Krantz P.L.L.
Corning Natural Gas Corporation	1375 East 9th Street, 20th Floor
330 West William St.	Cleveland, Ohio 44114
Corning, New York 14830	216-696-8700
(607) 936-3755
(Name, address, telephone number, including area code of agent for service)
Calculation of Registration Fee

	Amount to be	Proposed maximum	Proposed maximum
Title of securities	registered	offering price	aggregate	Amount of
to be registered	(1)	per share	offering price	registration fee
Common Stock, par value $5.00 per share	25,000	$16.57 (2)	$414,250	—
Common Stock, par value $5.00 per share	75,000(3)	$15.00	$1,125,000	—
Total	100,000 shares	n/a	$1,539,250	$47.25

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of the Company.

(2)	Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price was determined by averaging the high and low prices of the Company’s shares of common stock, as reported on the OTC Bulletin Board on October 25, 2007.

(3)	Options to purchase shares of common stock issued under the 2007 Stock Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I is included in documents sent or given to participants in the Corning Natural Gas Corporation 2007 Stock Plan (the “Plan”) pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Corning Natural Gas Corporation, a New York corporation (the “Company”), with the Commission are hereby incorporated by reference in this Registration Statement:
(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 and amendments thereto filed with the Commission on January 29, 2007 and June 1, 2007;

(b)	The Company’s Quarterly Reports on Form 10-QSB for the periods ended June 30, 2007, March 31, 2007 and December 31, 2006;

(c)	The Company’s Current Reports on Form 8-K dated June 28, 2007 and October 2, 2007;

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form S-2 dated April 7, 1989 (File No. 033-27987), as amended, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)	All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Certain provisions of the New York Business Corporation Law, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws and certain other contracts provide that in certain cases, officers and directors of the Company will be indemnified by the Company against certain costs, expenses and liabilities which such officer or director may incur in his or her capacity as such.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	Corning Natural Gas Corporation 2007 Stock Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on April 24, 2007 with the Securities and Exchange Commission)

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Rotenberg & Co. LLP

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein
Item 9. Undertakings.
     (a) The Company hereby undertakes:
(1) To include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
    (i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;
    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;
    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and
    (iv) Any other communication that is an offer in the offering made by the Company to the purchaser.
     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on October 31, 2007.

Corning Natural Gas Corporation
By:	/s/ Firouzeh Sarhangi

Firouzeh Sarhangi, Chief Financial Officer
     Know All Men By These Presents, that each person whose signature appears below hereby constitutes and appoints Christopher J. Hubbert his or her true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michael I. German Michael I. German	President and CEO (Principal Executive Officer)	October 31, 2007

/s/ Firouzeh Sarhangi Firouzeh Sarhangi	Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2007

/s/ Henry B. Cook, Jr. Henry B. Cook, Jr.	Director	October 31, 2007

/s/ Ted W. Gibson Ted W. Gibson	Director	October 31, 2007

/s/ Richard M. Osborne Richard M. Osborne	Director	October 31, 2007

/s/ Stephen G. Rigo Stephen G. Rigo	Director	October 31, 2007

/s/ Thomas J. Smith Thomas J. Smith	Director	October 31, 2007

/s/ George J. Welch George J. Welch	Director	October 31, 2007

EXHIBIT INDEX
4.1	Corning Natural Gas Corp. 2007 Stock Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on April 24, 2007 with the Securities and Exchange Commission)

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Rotenberg & Co. LLP

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein